Exhibit 99.1

FOR IMMEDIATE RELEASE Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 583-1700 www.metabolix.com

Investor Relations Contacts: Anthony Gallo ICR (203) 682-8335 ir@metabolix.com	Media Contact Brian Ruby ICR (203) 682-8200 Brian.ruby@icrinc.com

Metabolix Reports Second Quarter Financial Results and Provides Business Update

Cambridge, Massachusetts, July 29, 2009. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended June 30, 2009.

The Company reported a net loss of $9.7 million or $0.42 per share for the second quarter of 2009 as compared to a net loss of $8.9 million or $0.39 per share for the second quarter of 2008.

The Company’s net cash used for operating activities during the second quarter of 2009 was $4.0 million, which compares to net cash used of $3.8 million for the comparable quarter in 2008. Unrestricted cash and short-term investments at June 30, 2009 totaled $77.6 million. The Company has no long-term debt.

SECOND QUARTER AND FIRST HALF 2009 FINANCIAL OVERVIEW

Metabolix used $4.0 million of net cash in operating activities for the second quarter 2009, which compares to net cash used of $3.8 million for the comparable quarter in 2008. Metabolix currently manages its finances with an emphasis on cash flow. The increase in cash used for operating activities during the three months ended June 30, 2009 as compared to the respective period in 2008 was primarily due to expansion of activities in advance of the start-up of the Clinton manufacturing facility.   Cash usage was also affected by the timing of quarterly support payments and pre-commercial cost sharing payments received from Archer Daniels Midland Company (ADM) and by reduced investment income driven by lower investment yield in 2009. The Company expects its net cash used in operating activities to increase from this level in the next quarters as it expands its operations in advance of the full commercialization of Mirel™ bioplastics.

Through the first six months of 2009 ending June 30th, net cash used in operating activities was $12.6 million, as compared to net cash used of $8.3 million for the comparable period of 2008.   The year-over-year increase in cash usage for the first six months of 2009 is primarily attributed to decreased cash receipts in 2009 versus 2008. This decrease in cash receipts for the first six months of 2009 is a result of timing of pre-commercial cost sharing payments received from ADM, a decrease in funds received from investment income, a decrease in proceeds received from the exercise of stock options, and lower grant revenue from the Strategic Environmental Research Development Program grant that expired in February 2009.

Total revenue in the second quarter of 2009 was $0.3 million, which included revenue recognized from delivery of Mirel sample product (included in research and development revenue), license fees and royalties, and government research grants. This compared to $0.4 million in the same period of 2008. The year-over-year decrease in quarterly revenue was primarily attributed to lower grant revenue as a result of a decrease in billable activity related to the Strategic Environmental Research Development Program grant that expired in February 2009. Revenue for the six months ended June 30, 2009 was $0.6 million compared to $0.8 million in the same period of 2008, and the year-over-year decrease was primarily related to lower sample product revenue and lower grant revenue.

For the three months ended June 30, 2009, total operating expenses were $10.3 million as compared to $10.1 million for the comparable quarter in 2008. The majority of the year-over-

year increase in quarterly expenses related to increased spending on research and development associated with the hiring of additional personnel needed to support the Company’s pre-commercial manufacturing processes for Mirel as well as microbial and plant research programs.  These were partially offset by lower pre-commercial manufacturing costs.

For the six months ended June 20, 2009, total operating expenses of $20.0 million were essentially in line with results for the comparable six months in 2008 as higher research and development expenses were offset by lower general and administrative expenses.

The net loss for the six months ended June 30, 2009 was $18.8 million compared to $17.4 million for the comparable six months of 2008.  The modest increase in the year over year loss for the comparable six month period relates to the aforementioned decrease in revenue and lower net interest income.

The loss per share for the six months ended June 30, 2009 was $0.82 compared to $0.76 in the year ago period.

BUSINESS UPDATE

Richard Eno, President and Chief Executive Officer, commented, “We are rapidly approaching the startup of the first commercial scale plant in Clinton, Iowa, now under construction by Archer Daniels Midland for our Telles joint venture.  Operators have been trained, market demand for Mirel remains strong, and plant start-up timing is consistent with the time frame outlined in our first quarter earnings release.  We are optimistic that as operations at the Clinton plant commence we will be able to satisfy the growing needs of our existing customers and convert our large pipeline of leads into new customers.  We believe the markets for our Mirel products are substantial and that our unique value proposition will continue to command premium pricing.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Wednesday, July 29, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-800-260-6066 or 1-913-312-1278 (international). The passcode is 8148088. The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-888-203-1112 or 1-719-457-0820 for international callers and enter passcode 8148088. The replay will be available beginning at 7:30 p.m. (Eastern Time) on July 29, 2009 and will remain available through 11:59 PM (Eastern Time) on August 5, 2009. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction of the commercial manufacturing facility and timing of commencement of commercial production of Mirel™ bioplastics, commercial supply and pricing of Mirel, future financial performance, and management’s strategy, plans and objectives for future operations, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel at commercial scale and in a timely and economic manner, the Company’s ability to develop and successfully commercialize Mirel, market acceptance of Metabolix products, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2008, which was filed on March 12,

2009. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Research and development revenue	$24	$11	$30	$79
License fee and royalty revenue from related parties	41	35	66	70
Grant revenue	283	355	513	656
Total revenue	348	401	609	805

Operating expense:
Research and development expenses, including cost of revenue	6,323	6,008	12,331	11,942
Selling, general, and administrative expenses	3,938	4,048	7,652	8,145
Total operating expenses	10,261	10,056	19,983	20,087
Loss from operations	(9,913)	(9,655)	(19,374)	(19,282)

Other income (expense):
Interest income, net	241	730	593	1,909
Net loss	$(9,672)	$(8,925)	$(18,781)	$(17,373)

Net loss per share:
Basic and Diluted	$(0.42)	$(0.39)	$(0.82)	$(0.76)

Number of shares used in per share calculations:
Basic and Diluted	22,995,026	22,787,087	22,985,297	22,717,913

METABOLIX, INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	June 30,	December 31,
	2009	2008
Assets
Cash, cash equivalents and short-term investments	$77,606	$91,096
Other current assets	1,644	745
Restricted cash	593	593
Property and equipment, net	4,077	4,388
Other assets	96	124
Total assets	$84,016	$96,946

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,863	$4,445
Other current liabilities	266	165
Other long-term liabilities	727	805
Long-term deferred revenue	36,653	32,440
Total liabilities	41,509	37,855
Total stockholders’ equity	42,507	59,091
Total liabilities and stockholders’ equity	$84,016	$96,946

METABOLIX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities
Net loss	$(18,781)	$(17,373)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,310	1,814
Charge for 401(k) company common stock match	279	212
Stock-based compensation	2,250	2,192
Gain on the sale of equipment	(70)	—
Changes in operating assets and liabilities:
Other operating assets and liabilities	(941)	(410)
Deferred revenue	3,336	5,302
Net cash used in operating activities	(12,617)	(8,263)

Cash flows from investing activities
Purchase of property and equipment	(655)	(483)
Proceeds from the sale of equipment	70
Purchase of short-term investments	(63,590)	(62,188)
Proceeds the from sale and maturity of short-term investments	59,891	69,685
Net cash provided by (used) in investing activities	(4,284)	7,014

Cash flows from financing activities
Proceeds from options and warrants exercised	21	664
Net cash provided by financing activities	21	664

Net decrease in cash and cash equivalents	(16,880)	(585)
Cash and cash equivalents at beginning of period	26,194	22,686
Cash and cash equivalents at end of period	$9,314	$22,101

####